UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 16, 2010
INTERNATIONAL LEASE FINANCE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)
(310) 788-1999
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
EXHIBIT INDEX
EX-99.1

Item 8.01 Other Events.
Overview of New Secured Term Loans
International Lease Finance Corporation (the “Company”) has been negotiating two new secured term loan agreements and anticipates that the Company, as borrower, will soon enter into a new $750,000,000 secured term loan agreement (the “2010 Secured Term Loan 1”) and that an indirect, wholly owned subsidiary of the Company, as borrower (the “Subsidiary Borrower”), will soon enter into a new $550,000,000 secured term loan agreement (the “2010 Secured Term Loan 2” and together with the 2010 Secured Term Loan 1, the “New Secured Term Loans”). We anticipate that the obligations of the Subsidiary Borrower under the 2010 Secured Term Loan 2 will be guaranteed on an unsecured basis by the Company and on a secured basis by certain wholly owned subsidiaries of the Company. The Company intends to use the funds from the New Secured Term Loans for general corporate purposes, including the repayment of its existing indebtedness.
2010 Secured Term Loan 1
We anticipate that the 2010 Secured Term Loan 1 will have the following terms:
Maturity and Interest. The 2010 Secured Term Loan 1 would mature in five years and bear interest at LIBOR plus 4.75%, payable quarterly in arrears, with a LIBOR floor of 2.0%. Any principal, interest or other amounts overdue under the loan would bear interest at a rate of 2.0% above the interest rate then borne under such loan. The 2010 Secured Term Loan 1 would be repayable in full on its maturity date with no scheduled amortization.
Security Interest and Ranking. The 2010 Secured Term Loan 1 would initially be secured by a portfolio of 43 aircraft and all related equipment and leases (“Aircraft Collateral 1”), with an average appraised base market value as of March 2010 of approximately $1.34 billion, equal to an initial loan-to-value ratio of approximately 56%. Subject to substitution rights, the portfolio of the pledged aircraft would be required to meet certain concentration criteria, including age of aircraft, region of lessees, model type of aircraft, and manufacturer of aircraft.
Mandatory Prepayment. If the ratio of (A) the sum of the outstanding principal balance of the 2010 Secured Term Loan 1 to (B) the most recent appraised value of Aircraft Collateral 1 is ever greater than 63%, the Company must prepay, without penalty or premium, a portion of the 2010 Secured Term Loan 1 or grant additional aircraft collateral (subject to certain concentration criteria) so that the ratio would be equal to or less than 63%.
The 2010 Secured Term Loan 1 would not require prepayment upon the sale or occurrence of an event of loss with respect to any of the pledged aircraft provided that the loan-to-value ratio does not exceed 63%.
Voluntary Prepayment. During the first year, if the Company voluntarily prepays the 2010 Secured Term Loan 1 in part or in full, the amount prepaid would be subject to a 1% prepayment premium. The Company may voluntarily prepay the 2010 Secured Term Loan 1 in part or in full at any time without penalty or premium after the first year.
The 2010 Secured Term Loan 1 would not impose a prepayment premium on the Company if the prepayment is made (i) to comply with the loan-to-value ratio of 63% or less, except if made in connection with a sale, substitution or removal of a pledged aircraft (other than a substitution or removal of a pledged aircraft that has suffered an event of loss), or (ii) as a result of an event of loss suffered by a pledged aircraft (so long as the prepayment amount does not exceed the appraised value of such aircraft).

Covenants and Events of Default. The 2010 Secured Term Loan 1 would contain limitations on the ability of the Company and its subsidiaries to create liens on the Aircraft Collateral 1 (other than certain permitted subordinated liens), consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and to enter into transactions with affiliates. The 2010 Secured Term Loan 1 would also contain customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loan, the failure to comply with certain covenants and agreements specified in the loan agreement for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding amounts under the 2010 Secured Term Loan 1 may become due and payable immediately.
2010 Secured Term Loan 2
We anticipate that the 2010 Secured Term Loan 2 will have the following terms:
Maturity and Interest. The 2010 Secured Term Loan 2 would mature in six years and bear interest at LIBOR plus 5.0%, payable quarterly in arrears, with a LIBOR floor of 2.0%. Any principal, interest or other amounts overdue under the loan would bear interest at a rate of 2.0% above the interest rate then borne under such loan. The 2010 Secured Term Loan 2 would be repayable in full on its maturity date with no scheduled amortization.
Initial Funding. The net cash proceeds from the 2010 Secured Term Loan 2 would be deposited initially into a pledged cash collateral account (the “Cash Collateral Account”) and released to the Subsidiary Borrower from time to time as aircraft are transferred to certain subsidiaries of the Subsidiary Borrower (“SPEs”). A portfolio of 37 aircraft and all related equipment and leases, with an average appraised base market value as of March 2010 of approximately $969 million, equal to an initial loan-to-value ratio of approximately 57%, has been identified and approved for transfer to the SPEs (the “Designated Pool Aircraft”). Subject to substitution rights, the portfolio of Designated Pool Aircraft would be required to meet certain concentration criteria, including age of aircraft, region of lessees, model type of aircraft, and manufacturer of aircraft. Funds would be released at an advance rate equal to 56% of the initial appraised value of the Designated Pool Aircraft transferred to the SPEs.
Security Interest and Ranking. The 2010 Secured Term Loan 2 would be secured by (a) a pledge of 100% of the equity interests of the Subsidiary Borrower and its subsidiaries, including, without limitation, indirect subsidiaries of the Subsidiary Borrower which are expected over time to own the Designated Pool Aircraft, and (b) a pledge of any existing and future intercompany indebtedness among the Subsidiary Borrower and its subsidiaries and (c) the Cash Collateral Account, subject to release of funds as described above.
Mandatory Prepayment. If the ratio of (A) the sum of the outstanding principal balance of the 2010 Secured Term Loan 2 that has been released to the Subsidiary Borrower as described above to (B) the most recent appraised value of Designated Pool Aircraft which have been transferred to the SPEs is ever greater than 63%, the Subsidiary Borrower must prepay, without penalty or premium, a portion of the 2010 Secured Term Loan 2 or transfer additional Designated Pool Aircraft to the SPEs (subject to certain concentration criteria) so that the ratio would be equal to or less than 63%.
The 2010 Secured Term Loan 2 would not require prepayment upon the sale or occurrence of an event of loss with respect to any of the Designated Pool Aircraft provided that the loan-to-value ratio does not exceed 63%.
Voluntary Prepayment. During the first and second year of the 2010 Secured Term Loan 2, if the Subsidiary Borrower voluntarily prepays the 2010 Secured Term Loan 2 in part or in full, the amount prepaid would be subject to a 2% and 1% prepayment premium, respectively. The Subsidiary Borrower may voluntarily prepay the loan in part or in full at any time without penalty or premium after the second year.
The 2010 Secured Term Loan 2 would not impose a prepayment premium on the Subsidiary Borrower if the prepayment is made (i) to comply with the loan-to-value ratio equal to or less than 63%, except if made in connection with a sale, substitution or removal of any Designated Pool Aircraft that has been transferred to the SPEs (other than a substitution or removal of any Designated Pool Aircraft that was transferred to the SPEs and has suffered an event of loss), or (ii) as a result of an event of loss suffered by a Designated Pool Aircraft that has been transferred to the SPEs (so long as the prepayment amount does not exceed the appraised value of such aircraft).
Covenants and Events of Default. The 2010 Secured Term Loan 2 would contain limitations on the ability of the Subsidiary Borrower and its subsidiaries to create liens (other than certain permitted liens), incur additional indebtedness (other than certain permitted subordinated indebtedness), consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and to enter into transactions with affiliates. The 2010 Secured Term Loan 2 would also contain customary events of default including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loan, the failure to comply with certain covenants and agreements specified in the loan agreement for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding amounts under the 2010 Secured Term Loan 2 may become due and payable immediately.
Proposed Offering of Senior Notes due September 2015
On March 16, 2010, the Company issued a press release announcing its intention to offer, subject to market and other conditions, a benchmark offering of Senior Notes due September 2015 (the “Notes”) in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be unsecured and will not be guaranteed by the Company’s parent, any of the Company’s subsidiaries or any third party. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
This report does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
Cautionary Statement Regarding Forward Looking Information
This report contains statements which may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning ILFC’s intention to enter into the 2010 Secured Term Loan 1, the Subsidiary Borrower’s intention to enter into the 2010 Secured Term Loan 2, the anticipated terms of the New Secured Term Loans and ILFC’s intention to offer the Notes. These statements are based on current expectations of future events. A variety of factors could cause actual results to differ materially from the anticipated expectations expressed. Except as required by law, ILFC does not undertake any obligation to update the information contained herein, which speaks only as of the date of this report.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release dated March 16, 2010.

          Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION
By:	/s/ Alan H. Lund
Alan H. Lund
Vice Chairman and Chief Financial Officer

DATED: March 16, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 16, 2010.